                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 4)*



                            TRUSTMARK CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                898402-10-2
                     -----------------------------------
                                (CUSIP Number)

       Frank R. Day, Chairman of the Board and Chief Executive Officer, Trustmark Corporation, 248 E. Capitol St., Jackson, MS 39215, Tel (601) 354-5869
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)


                               January 4, 1996
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       (Continued on following page(s))

                              Page 1 of 23 Pages

                                     13D

CUSIP NO.  898402-10-2                                     PAGE 2  OF  23  PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Robert M. Hearin Support Foundation
        EIN 58-2203211

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / X/
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                    N/A


--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

        US

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                   1,436,441

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                      2,624,424
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                   1,436,441

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                      2,624,424

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,060,865

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        11.6

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        00

--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                         SCHEDULE 13D, JANUARY 31, 1996
                         ISSUER: TRUSTMARK CORPORATION
             REPORTING PERSONS: ROBERT M. HEARIN SUPPORT FOUNDATION

ITEM 1. SECURITY AND ISSUER.

         Title of Class: Common stock, No par value
         Issuer:         Trustmark Corporation
                         248 East Capitol Street
                         Jackson, Mississippi 39201
         Principal Executive:    Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         (a)     Name of Reporting Persons:

                          Robert M. Hearin Support Foundation

         (b)     Business Address:

                          711 West Capitol Street
                          Jackson, Mississippi 39203

         (c) Present principal occupation, employer name, address, and principal business:

                          Charitable Trust, organized and operated exclusively for charitable or educational purposes exempt from Federal Income Tax under Section 501(a) as an organization described in Section 501(c)(3), not a private foundation, qualifying under the provisions of Section 509(a)(3).

                  Trustees of the Robert M. Hearin Support Foundation, principal occupation, employer name, address, and principal business:

                          Robert M. Hearin, Jr.
                                  Lawyer
                                  338 Baronne, Suite 200
                                  New Orleans, LA 70112

                          Matthew L. Holleman, III
                                  President
                                  Mississippi Valley Gas Company
                                  Post Office Box 3348
                                  Jackson, Mississippi 39207
                                  Local Gas Distributor





                              Page 3 of 23 Pages

ITEM 2. CONTINUED.

                          Daisy S. Blackwell
                                  Secretary
                                  Capitol Street Corporation
                                  Post Office Box 3348
                                  Jackson, Mississippi 39207
                                  Holding Company

                          E.E. Laird, Jr.
                                  Lawyer
                                  Daniel, Coker, Horton & Bell, P.A.
                                  111 East Capitol Street, Ste. 600
                                  Jackson, Mississippi 39201

                          Laurie Hearin McRee
                                  Housewife
                                  1611 Devine Street
                                  Jackson, Mississippi 39202

                          Alan  W.  Perry
                                  Lawyer
                                  Forman, Perry, Watkins & Krutz
                                  188 East Capitol Street, 12th Fl.
                                  Post Office Box 22608
                                  Jackson, Mississippi 39225-2608

         (d) None of the reporting persons have, during the last five years, been convicted in a criminal proceeding.

         (e) None of the reporting persons have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)     All of the reporting persons are U.S. citizens.


                              Page  4 of  23 Pages

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The reporting person is the residuary beneficiary under the Will of Robert M. Hearin, Deceased who died November 28, 1990 and whose estate was closed and assets ordered distributed by order of the Chancery Court of the First Judicial District of Hinds County, Jackson, Mississippi on December 29, 1995. 1,436,441 shares of issuer stock were transferred to reporting person pursuant to said order on January 4, 1996.

ITEM 4. PURPOSE OF TRANSACTION.

         The purpose of this filing is to report the change in the beneficial ownership of the shares of issuer as a result of the closing of the estate of Robert M. Hearin and the distribution pursuant thereto.

         With respect to the reporting persons:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;





                              Page 5 of 23 Pages

ITEM 4. CONTINUED.

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12(g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

         (a) Aggregate number and percentage of securities of Issuer beneficially owned by reporting persons as a group as of reporting date(1):

                           4,060,865 shares; 11.6%

         (b)     Beneficial ownership as of reporting date by persons named in
                 Item 2:

                                               Number of Issuer's                Percentage of Issuer's
                                                   Shares                              Shares
                                              Beneficially Owned                   Beneficially Owned
                                           ---------------------------          -------------------------
                                           Sole             Shared           Sole             Shared
                                           Voting  &        Voting &         Voting &         Voting &
  Person Names                             Dispositive      Dispositive      Dispositive      Dispositive
   In Item 2                               Power            Power            Power            Power
  ------------                             -----------      -----------      -----------      -----------
Robert M. Hearin
Support Foundation                         1,436,441        2,624,424(2)     4.1%              7.5%

Robert M. Hearin, Jr.                         29,372(3)                      0.1%

Matthew L. Holleman, III                      19,332(4)                       .1%

Daisy S. Blackwell                            15,036                          .0%

E.E. Laird, Jr.                               35,049(5)                       .1%

Laurie Hearin McRee                          243,701(6)                       .7%

Alan W. Perry                                      0                          .0%

                         Page  6  of  23 Pages

ITEM 5. CONTINUED.

         (c) Transactions within the past 60 days of reporting date by reporting person:

                          None

FOOTNOTES
         (1) Aggregate number and percentage of shares beneficially owned by the reporting group include Robert M. Hearin Support Foundation 1,436,441, 4.1%; and Robert M. Hearin Foundation 191,964,.6%; Capitol Street Corporation 2,041,533, 5.8%; Bay Street Corporation 136,500,.4%; Mississippi Valley Gas Co. Pension Plan 254,427,.7%.

         (2) Voting and dispositive powers shared with Board of Directors of Capitol Street Corporation for 2,041,531 shares; with Board of Directors of Bay Street Corporation for 136,500 shares Board of Directors of Mississippi Valley Gas Co. for 259,427 shares and with Trustees of Robert M. Hearin Foundation for 191,964 shares (see Schedule 13D on Capitol Street Corporation and the Robert M. Hearin Foundation filed herewith).

         (3) Shares beneficially owned by Robert M. Hearin, Jr. include shares jointly owned with spouse Zetta M. Hearin 15,072; as custodian for minor children 6,000 (in retirement plans of which he or spouse are beneficiaries 8,300).

         (4) Shares beneficially owned by Matthew L. Holleman, III include shares owned by spouse Sandra S. Holleman 670; shares owned as custodian for children 100.

         (5) Shares beneficially owned by E.E. Laird, Jr. include shares owned by spouse Frances W. Laird 4,800.

         (6) Shares beneficially owned by Laurie Hearin McRee include shares owned jointly with spouse Michael McRee 18,270; shares owned by spouse 133,692; shares owned by corporation 100% owned by spouse 62,370; one-half of shares owned by spouse and spouse's brother 3,656; spouse's retirement plan 1,800; as custodian for minor child 2,001.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that have been made by the reporting person.





                              Page 7 of 23 Pages

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         Copy of Order Closing Estate attached as Exhibit "A".

                                   SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                                     January 31, 1996
                                               -----------------------------
                                                           DATE


                                          ROBERT M. HEARIN SUPPORT FOUNDATION

                                          BY:  /s/ ROBERT M. HEARIN, JR.
                                               -----------------------------
                                               ROBERT M. HEARIN, JR., TRUSTEE

                                          BY:  /s/ MATTHEW L.  HOLLEMAN, III
                                               -----------------------------
                                               MATTHEW L. HOLLEMAN, III, TRUSTEE

                                          BY:  /s/ DAISY S. BLACKWELL
                                               -----------------------------
                                               DAISY S. BLACKWELL, TRUSTEE

                                          BY:  /s/ E.E. LAIRD, JR.
                                               -----------------------------
                                               E.E. LAIRD, JR., TRUSTEE

                                          BY:  /s/ LAURIE HEARIN McREE
                                               -----------------------------
                                               LAURIE HEARIN McREE, TRUSTEE

                                          BY:  /s/ ALAN W. PERRY
                                               -----------------------------
                                               ALAN W. PERRY, TRUSTEE





                              Page 8 of 23 Pages

                                                        [SEAL]
                                                ALICE JAMES, CHANCERY CLERK
                                          By        /s/ ALICE JAMES
                                             -------------------------------
                                                     CHANCERY CLERK

                                   EXHIBIT A


              IN THE CHANCERY COURT OF THE FIRST JUDICIAL DISTRICT
                          OF HINDS COUNTY, MISSISSIPPI

IN THE MATTER OF THE ESTATE OF
ROBERT M. HEARIN, DECEASED                                   CAUSE NO. P-9294R-1

                     ORDER ACCEPTING REPORT OF CO-EXECUTORS
                     --------------------------------------

         This matter coming on Report of Co-Executors of the Estate of Robert M. Hearin in accord with order of this court dated September 22, 1995, and the court finds as follows:

                                       1.

         Petitioners have established the Robert M. Hearin Support Foundation naming Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell, E.E. Laird, Jr., Laurie H. McRee, and Alan W. Perry as Trustees in the form authorized in said order and have mailed a copy of said agreement to the attorney general and to the organizations named therein in accordance with said order.

                                       2.

         In accord with the previous order the Trustees of the Robert M. Hearin Support Foundation have filed appropriate request with the Internal Revenue Service for approval of the Foundation under Section 509(a)(3) of the Internal Revenue Code and have filed with the court a copy of the determination letter of Internal Revenue Service dated December 4, 1995 approving said application.

                                       3.

         Petitioners now are prepared to distribute the assets remaining in the estate to the Robert M. Hearin Support Foundation in accordance with said order.

                                       4.

         All necessary parties were before this court for purposes of closing the estate and discharging Executor as determined by the court in its order of April 6, 1994 wherein the beneficiaries entered their appearance therein for all purposes. The court modified said order by delaying distribution of the remaining assets of the estate and by order of September 22, 1995 construed the Will and Codicils of Robert M. Hearin pursuant to the Doctrine of Equitable Approximation to provide that the Robert M. Hearin Support Foundation shall be the recipient of all assets now in the estate which would otherwise be distributed to the existing Robert M. Hearin Foundation, not effecting bequests to any other beneficiary. The court finds that all necessary parties are before the court and the estate is now ready for closing and final distribution of assets.

                                       5.

         Petitioners are advised that by reason of the fact that the decedent owned or controlled sufficient voting stock of Perry County Bank, that the Robert M. Hearin Support Foundation could be considered a Bank Holding Company pursuant to the provisions of Federal Banking Regulations. In order to avoid such a classification, Petitioners are seeking to dispose the stock of Perry County Bank and anticipate that such a disposition will be accomplished within the next several months. The court finds that Petitioners should be authorized to retain the shares of stock of Perry County Bank in the estate for an additional six month period, within which to negotiate a disposition thereof.

         IT IS THEREFORE ORDERED, ADJUDGED AND DECREED that the Report of Co-Executors is received; that Petitioners are authorized to distribute the remaining assets of the estate to the Robert M. Hearin Support Foundation with the exception of the shares of Perry County Bank, which said shares shall be retained in the estate for a period of six months within which the Co-Executors shall seek the disposition thereof; that upon filing of proper receipts for said assets, Petitioners are discharged of their duties as Co-Executors in accordance with the order closing the estate dated April 6, 1994 as modified by Order Establishing Support Foundation dated September 22, 1995.

         SO ORDERED this the 29th  day of December  1995.
                             ----         --------    --

                                               Signed STUART ROBINSON
                                               -----------------------------
                                               CHANCELLOR

PREPARED BY:
/s/ E. E. LAIRD, JR.
---------------------------
E.E. LAIRD, JR. - BAR # 1773
DANIEL COKER HORTON AND BELL, P.A.
111 EAST CAPITOL ST., SUITE 600
POST OFFICE BOX 1084
JACKSON, MISSISSIPPI 39215-1084
(601) 969-7607

                                 SCHEDULE 13D

CUSIP NO.   898402-10-2                                   PAGE  9  OF  23  PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Capitol Street Corporation
        EIN 64.0518232

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                    N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

        MS

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                   2,041,533

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                      None
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                   2,041,533

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                      None

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,041,533

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        5.8

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

                         SCHEDULE 13D, JANUARY 31, 1996
                         ISSUER: TRUSTMARK CORPORATION
                 REPORTING PERSONS: CAPITOL STREET CORPORATION

ITEM 1. SECURITY AND ISSUER.

         Title of Class:  Common stock, No par value
         Issuer:          Trustmark Corporation
                          248 East Capitol Street
                          Jackson, Mississippi 39201
         Principal Executive:     Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         Neither the reporting person nor the persons listed below in answer to this item have been convicted in a criminal proceeding in the past five years. None have been a party to a civil proceeding resulting in judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws. All natural persons are U.S. citizens.

         (A)     Name of Reporting Person:      Capitol Street Corporation
                 Place of Organization:         Mississippi
                 Principal Business:            The Company is a holding company
                                                with assets in various financial
                                                institutions and related assets.

                 Address of Principal Office:   711 West Capitol Street
                                                Jackson, Mississippi  39202

         (B) Natural persons who are directors and executive officers of reporting person:

         (1)     Matthew L. Holleman, III
                 Post Office Box 3348
                 Jackson, Mississippi 39207
                 President and Director of Reporting Person

         (2)     W.H. Holman, Jr.
                 Post Office Box 3409
                 Jackson, Mississippi 39207
                 Director of Reporting Person
                 Chairman, Jitney Jungle Stores of America, Inc., retail grocery chain





                             Page 10 of 23 Pages

ITEM 2.  CONTINUED.

         (3)              Dr. J. Harvey Johnston, Jr.
                          1510 Douglas Drive
                          Jackson, Mississippi 39211
                          Director of Reporting Person
                          Retired Surgeon

         (4)              Roger G. McGrath, III
                          Post Office Box 13609
                          Jackson, Mississippi 39236
                          Director of Reporting Person
                          President and Chief Executive Officer, Southland Oil Company; refiner of crude oil and distributor of petroleum products

         (5)              J.K. Tharpe
                          940 Trustmark Building
                          248 East Capitol Street
                          Jackson, Mississippi 39201
                          Director of Reporting Person
                          Insurance Agent

         (6)              Daisy S. Blackwell
                          711 West Capitol Street
                          Jackson, Mississippi 39202
                          Secretary of Reporting Person

         (7)              Dan M. Swain, Jr.
                          3650 Bay Street
                          Jackson, Mississippi 39203
                          Vice President and Treasurer of Reporting Person

(C)      Control persons of reporting person:

         Galaxie Corporation, 711 West Capitol Street, Jackson, Mississippi, owns 100% of the common stock of the reporting person.

         Executive officers and directors of Galaxie Corporation are:

         (1)     Edmund R. Butler
                 5835 Baxter Drive, Jackson, Mississippi 39211
                 Director of Galaxie Corporation






                              Page 11 of 23 Pages

ITEM 2.  CONTINUED.

         (2)     Daisy S. Blackwell
                 711 West Capitol Street, Jackson, Mississippi
                 Secretary and Assistant Treasurer of Galaxie Corporation

         (3)     Matthew L. Holleman, III
                 711 West Capitol Street, Jackson, Mississippi
                 President, Director of Galaxie Corporation

         (4)     Dan M. Swain, Jr.
                 3650 Bay Street, Jackson, Mississippi
                 Vice President & Treasurer of Galaxie Corporation

         (5)     Jack R. Lee
                 Post Office Box 7499
                 Jackson, Mississippi 39282
                 Director

         (6)     Roger Oresman
                 1 Chase Manhattan Place
                 New York, New York 10005
                 Director

         (7)     Roger G. McGrath, III
                 Southland Oil Company
                 Post Office Box 13609
                 Jackson, Mississippi 39236
                 Director

         (8)     Robert M. Hearin
                 338 Baronne, Ste. 200
                 New Orleans, LA 70112
                 Director






                             Page 12 of 23 Pages

ITEM 2.  CONTINUED.

Beneficial owners of 5% or more of the common stock of Galaxie Corporation are as follows:

                 Name                               Percentage of Ownership
                 ----                               -----------------------
      Eloise Else Marital Trust
      U/W Charles W. Else                               15.83%
      Robert M. Hearin Support Foundation                2.09% (plus Bay Street)
      Leon Hess                                         11.55% (plus Bay Street)
      Robert M. Hearin, Jr.                              6.34%
      Annie Laurie Hearin McRee                          6.34%
      Bay Street Corporation                            33.44%
      Trustmark National Bank Trustee Millsaps College  10.70%

      Bay Street Corporation is located at 3650 Bay Street in Jackson, Mississippi, and is in the automotive parts business. Robert M. Hearin Support Foundation, and Leon Hess are the beneficial owners of all of the outstanding stock of H-H Corp. which owns 100% of Bay Street Corporation. Leon Hess is Chairman of the Executive Committee of Amerada Hess Corp., 1185 Avenue of the Americas, New York, New York, an integrated oil company. The Eloise Else Marital Trust, Robert M. Hearin Support Foundation, and Leon Hess may be deemed principal owners and control persons of the common stock of the reporting person owned by Galaxie Corporation. Robert M. Hearin, Jr. resides at 6110 Marquette Street, New Orleans, Louisiana; he is a practicing attorney and is the son of Robert
      M. Hearin. Annie Laurie Hearin McRee resides at 1611 Devine Street, Jackson, Mississippi; she is a housewife and is the daughter of Robert M. Hearin. The Co-Trustees of the Robert M. Hearin Support Foundation are Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell, E.E. Laird, Jr., Annie Laurie Hearin McRee, and Alan W. Perry (see Schedule 13D for Robert M. Hearin Support Foundation filed herewith).


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      No purchases of Issuer's stock have been made since the date of the last report filed December 17, 1990.





                              Page 13 of 23 Pages

ITEM 4.  PURPOSE OF TRANSACTIONS.

         This report is filed in conjunction with the report filed herewith by the Robert M. Hearin Support Foundation. No transactions are reported by reporting person.

         With respect to the reporting person:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date:

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerate above.


                                 -END OF PAGE-


                              Page 14 of 23 Pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(a),(b) Beneficial ownership as of January, 1996 by person named in Item 2:

                                 Number of Issuer's                Percentage of Issuer's
                                      Shares                              Shares
                                 Beneficially  Owned                 Beneficially  Owned
                                 -------------------                 -------------------
                               Sole          Shared                  Sole       Shared
                               Voting &      Voting &              Voting &   Voting &
   Person Names               Dispositive  Dispositive            Dispositive   Dispositive
    In Item 2                   Power         Power                 Power           Power
    ---------                   -----         -----                 -----           -----
Capitol Street
  Corporation                    2,041,533(1)                        5.8%
Bay Street Corporation             136,500(2)                         .4%
Galaxie Corporation                      0     2,041,533(3)           .0%
Robert M. Hearin
  Support Foundation             1,436,44l     2,624,424(4)(5)        4.1%            7.5%

The Robert M. Hearin
  Foundation                       191,964                            .6%

Eloise Else Marital Trust           90,000                            .3%

Matthew L. Holleman, II             19,332(7)                         .1%

W.H. Holman, Jr.                         0                            .0%
Dr. J. Harvey Johnston, Jr.            816                            .0%
Roger G. McGrath, III                1,527                            .0%
J. K. Tharpe                        64,361                            .1%

Dan M. Swain, Jr.                        0                            .0%
Daisy S. Blackwell                  15,036                            .0%

Leon Hess                           99,384                            .3%

Robert M. Hearin, Jr.               29,372(6)                         .1%


Annie Laurie Hearin McRee          243,701(9)                         .7%
Edmund R. Butler                         0                            .1%
E.E. Laird, Jr.                     35,049(8)                         .1%

Roger Oresman                        4,200(10)                        .0%

Jack R. Lee                         12,254     12,254(11)             .0%                0%

Alan W. Perry                            0

     (1) Shares of Issuer owned by Capitol Street Corporation are also included in the total shares beneficially owned by the Robert M. Hearin Support Foundation. Shared voting and dispositive power is vested in the members of the Board of Directors of Capitol Street Corporation.




                              Page 15 of 23 Pages

ITEM 5.   CONTINUED.

     (2) Shares of Issuer owned by Bay Street Corporation are also included in the total shares beneficially owned by the Robert M. Hearin Support Foundation. Shared voting and dispositive power is vested in the members of the Board of Directors of Bay Street Corporation.

     (3) Indirect ownership of Issuer's common shares includes shares owned by Capitol Street Corporation.

     (4) Aggregate number and percentage of shares beneficially owned by the reporting group include Robert M. Hearin Support Foundation 1,436,441, 4.1%; and Robert M. Hearin Foundation 191,964,.6%; Capitol Street Corporation 2,041,533, 5.8%; Bay Street Corporation 136,500,.4%; Miss. Valley Gas Co. Pension Plan 254,427,.7%.

     (5) Voting and dispositive powers shared with Board of Directors of Capitol Street Corporation for 2,041,531 shares; with Board of Directors of Bay Street Corporation for 136,500 shares Board of Directors Mississippi Valley Gas Co. for 254,427 shares and with Trustees of Robert M. Hearin Foundation for 191,964 shares (see
          Schedule 13D on Capitol Street Corporation and the Robert M. Hearin Foundation filed herewith).

     (6) Shares beneficially owned by Robert M. Hearin, Jr. include shares jointly owned with spouse Zetta M. Hearin 15,072; as custodian for minor children 6,000 (in retirement plans of which he or spouse are beneficiaries 8,300).

     (7) Shares beneficially owned by Matthew L. Holleman, III include shares owned by spouse Sandra S. Holleman 670; shares owned as custodian for children 100.

     (8) Shares beneficially owned by E.E. Laird, Jr. include shares owned by spouse Frances W. Laird 4,800.

     (9) Shares beneficially owned by Laurie Hearin McRee include shares owned jointly with spouse Michael McRee 18,270; shares owned by spouse 133,692; shares owned by corporation 100% owned by spouse 62,370; one-half of shares owned by spouse and spouse's brother 3,656; spouse's retirement plan 1,800; as custodian for minor child 2,001.

     (10) Shares beneficially owned by Roger Oresman include 2,700 shares owned by spouse Janice C. Oresman.



                              Page 16 of 23 Pages

ITEM 5.   CONTINUED.

     (11) Shares beneficially owned by Jack R. Lee include 3,000 shares owned by American Federated Insurance and 9,254 shares owned by American Federated Life Insurance. Mr. Lee is the chief executive officer of both companies. Shared voting and dispositive power is vested in the Boards of Directors of the Corporations.

     (c) Transactions within the past 60 days prior to reporting date by reporting persons:

          None

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that are known to have been made by any persons named in Item 2.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          None.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                        January 31, 1996
                                               ---------------------------------
                                                             DATE


                                               CAPITOL STREET CORPORATION


                                               BY:  /s/ DAISY S. BLACKWELL
                                                   ------------------------
                                                           Signature


                                               /s/ DAISY S. BLACKWELL, SECRETARY
                                               ---------------------------------
                                                            Name/Title





                              Page 17 of 23 Pages

                                     13D

CUSIP NO.    898402-10-2                                   PAGE 18  OF 23  PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Robert M. Hearin Foundation
          EIN 64-6027443

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

          N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION


          US
--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                     191,964

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                        None
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                     191,964

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        None

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         191,964

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.5

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

         00

--------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                         SCHEDULE 13D, JANUARY 31, 1996
                         ISSUER: TRUSTMARK CORPORATION
               REPORTING PERSONS: THE ROBERT M. HEARIN FOUNDATION

ITEM 1. SECURITY AND ISSUER.

         Title of Class:  Common stock, No par value
         Issuer:          Trustmark Corporation
                          248 East Capitol Street
                          Jackson, Mississippi 39201
         Principal Executive:  Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         (a)     Name of Reporting Persons:

                           The Robert M. Hearin Foundation

         (b)     Business Address:

                            711 West Capitol Street
                           Jackson, Mississippi 39203

         (c) Present principal occupation, employer name, address, and principal business:

                          Private Foundation, organized and operated exclusively for charitable or educational purposes exempt from Federal Income Tax under Section 501(a) as an organization described in Section 501(c)(3).

                 Trustees of The Robert M. Hearin Foundation, principal occupation, employer name, address, and principal business:

                          Robert M. Hearin, Jr.
                                  Lawyer
                                  338 Baronne, Suite 200
                                  New Orleans, LA 70112

                          Matthew L. Holleman, III
                                  President
                                  Mississippi Valley Gas Company
                                  Post Office Box 3348
                                  Jackson, Mississippi 39207
                                  Local Gas Distributor





                              Page 19 of 23 Pages

ITEM 2. CONTINUED.

                          Daisy S. Blackwell
                                  Secretary
                                  Capitol Street Corporation
                                  Post Office Box 3348
                                  Jackson, Mississippi 39207
                                  Holding Company

                          E.E. Laird, Jr.
                                  Lawyer
                                  Daniel, Coker, Horton & Bell, P.A.
                                  111 East Capitol Street, Ste. 600
                                  Jackson, Mississippi 39201

                          Laurie Hearin McRee
                                  Housewife
                                  1611 Devine Street
                                  Jackson, Mississippi 39202

                          Alan W. Perry
                                  Lawyer
                                  Forman, Perry, Watkins & Krutz
                                  188 East Capitol Street, 12th Fl.
                                  Post Office Box 22608
                                  Jackson, Mississippi 39225-2608

         (d) None of the reporting persons have, during the last five years, been convicted in a criminal proceeding.

         (e) None of the reporting persons have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of confident jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)     All of the reporting persons are U.S. citizens.





                              Page 20 of 23 Pages

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The reporting person is the residuary beneficiary under the Will of Annie Laurie Swaim Hearin, Deceased who died November 27, 1990 and whose estate was closed and assets ordered distributed by order of the Chancery Court of the First Judicial District of Hinds County, Jackson, Mississippi on January 10,
1996.    100,932 shares of issuer stock were not yet transferred to reporting person on January 31, 1996.

ITEM 4. PURPOSE OF TRANSACTION.

         This report is filed in conjunction with the report filed by the Robert M. Hearin Support Foundation and to report the change in the beneficial ownership of the shares of issuer as a result of the closing of the estate of Annie Laurie Swaim Hearin and the distribution pursuant thereto.

         With respect to the reporting persons:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association;





                              Page 21 of 23 Pages

ITEM 4. CONTINUED.

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Aggregate number and percentage of securities of Issuer beneficially owned by reporting persons as a group as of reporting date:

                                  191,964 shares; 0.55%

         (b)     See ITEM 5 of 13D of Capitol Street Corporation and the Robert
                 M. Hearin Support Foundation filed herewith for holdings of related parties.

         (c) Transactions within the past 60 days prior to January 31, 1996 by reporting person:

                 None

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that have been made by the reporting person.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         Copy of Order Closing Estate attached as Exhibit "A".





                              Page 22 of 23 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                            January 31, 1996
                                       -------------------------------------
                                                  DATE

                                       THE ROBERT M. HEARIN FOUNDATION

                                       BY: /s/ ROBERT M. HEARIN JR.
                                          ----------------------------------
                                          ROBERT M. HEARIN, JR., TRUSTEE

                                       BY: /s/ MATTHEW L. HOLLEMAN, III
                                          ----------------------------------
                                          MATTHEW L. HOLLEMAN, III, TRUSTEE

                                       BY: /s/ DAISY S. BLACKWELL
                                          ----------------------------------
                                          DAISY S. BLACKWELL, TRUSTEE

                                       BY: /s/ E.E. LAIRD, JR.
                                          ----------------------------------
                                          E.E. LAIRD, JR., TRUSTEE

                                       BY: /s/ LAURIE HEARIN McREE
                                          ----------------------------------
                                          LAURIE HEARIN McREE, TRUSTEE

                                       BY: /s/ ALAN W. PERRY
                                          ----------------------------------
                                          ALAN W.PERRY,TRUSTEE





                              Page 23 of 23 Pages

                                                        [SEAL]
                                                  ATTEST A TRUE COPY
                                             Alice James, Chancery Clerk
                                          By /s/ ALICE JAMES           D.C.
                                             --------------------------

                                   EXHIBIT A


              IN THE CHANCERY COURT OF THE FIRST JUDICIAL DISTRICT
                          OF HINDS COUNTY, MISSISSIPPI

RE:      IN THE MATTER OF THE ESTATE OF
         ANNIE LAURIE SWAIM HEARIN, DECEASED
NO. P-9813 O/3



                              ORDER CLOSING ESTATE
                            AND DISCHARGING EXECUTOR

         THIS DAY this cause came on for hearing the sworn petition of Trustmark National Bank, duly qualified and acting Executor of the Estate of Annie Laurie Swaim Hearin, deceased, to approve distribution of the remaining assets in the estate, to close the estate, and to discharge the Executor, and the Court, having considered the petition and being fully informed in the premises, finds as follows:

         1. The decedent, Annie Laurie Swaim Hearin, died testate on or before November 27, 1990. On July 24, 1991, this Court entered its Order admitting the Last Will and Testament of Annie Laurie Swaim Hearin to probate and granting Letters Testamentary to Trustmark National Bank, Jackson, Mississippi.

         2. The decedent left surviving the following persons: her husband, Robert M. Hearin, who subsequently died on November 28, 1990; her adult son, Robert M. Hearin, Jr.; and her adult daughter, Annie Laurie Hearin McRee.

         3.      Parties interested in this estate are:

                 A. Robert M. Hearin, Jr. and Annie Laurie Hearin McRee as beneficiaries of a bequest of tangible personal property under Article Third of the Last Will and

                          Testament of Robert M. Hearin whose estate has been administered and closed by Order of this Court dated April 6, 1994;

                 B. Trustmark National Bank, Jackson, Mississippi, as Trustee of the Share A Trust established by Article Fourth of the decedent's Last Will and Testament; and

                 C.       The Robert M. Hearin Foundation, Jackson,
                          Mississippi.

         All of the interested parties have executed waivers of process, joined in the petition and agreed to be heard at any time.

         4. The Executor has made diligent efforts to identify and notify all known creditors of the estate that their claims must be filed within ninety
(90) days as provided by Section 91-7-145 of the Mississippi Code of 1972 as amended, or their claim will be barred. An affidavit of the Executor to that effect has been filed in this cause. Notice to Creditors has been published for three consecutive weeks as required by law, on July 30, 1991, August 6, 1991, and August 13, 1991, in a newspaper published in and having general circulation in Hinds County, Mississippi. Proof of publication has been filed.

         5. The time for probating claims has expired. No claims have been filed.

         6. A Mississippi estate tax return has been filed for the estate, and a copy of the Mississippi State Tax Commission's final closing letter dated March 15, 1994 was presented to the Court. A federal estate tax return has been filed for the estate, and a copy of the Internal Revenue Service's final closing letter dated March 5, 1994 was presented to the Court. Final federal and Mississippi income tax returns for the decedent have been filed. A final fiduciary income tax return will be filed upon closing of the estate.

         7. The Executor has properly collected all assets and income of the Estate of Annie Laurie Swaim Hearin, deceased, and this estate has been properly and fully administered.

         8. The decedent's Last Will and Testament waived appraisal, accountings, and inventory. All interested parties have likewise waived appraisal, accountings, and inventory.

         9. The Executor is hereby authorized to distribute all assets remaining in the estate after payment of attorney's fees, executor's fees, court costs and administrative expenses.

         10. Pursuant to Order of this Court dated August 22, 1991, the Executor distributed $1,000,000 to Trustmark National Bank as Trustee to fund in full the Share A Trust established under Article Fourth of the decedent's Last Will and Testament. This distribution has been made, and the Share A Trust has been fully funded in accordance with this Court's Order.

         11. Pursuant to the terms of the Last Will and Testament, the remaining assets of the Estate are to be distributed as follows:

                 A. In accordance with Article Second of the decedent's Last Will and Testament, the decedent's tangible personal property as defined in her Will is to be distributed to her husband, Robert M. Hearin, who died after the decedent. This tangible personal property has been delivered to the Executors of the Estate of Robert M. Hearin who made distribution to Robert M. Hearin, Jr., and Annie Laurie Hearin McRee pursuant to Article Third of the Last Will and Testament of Robert M. Hearin whose estate has been closed pursuant to Order of this Court dated April 6, 1994.

                 B. Pursuant to Article Fourth, paragraph B and paragraph E, all of the remaining assets in the estate, including all property real, personal and mixed, and all oil, gas and mineral interests of the decedent, are to be transferred, conveyed and paid over to The Robert M. Hearin Foundation.

         12. The Court hereby approves the amount of the commission to be paid to the Petitioner, Trustmark National Bank, for services rendered to the estate as Executor. Trustmark National Bank has administered the assets of the estate, consulted with beneficiaries, legal counsel and tax counsel, and taken such other actions as deemed advisable for the proper administration of the estate. By Order dated December 23, 1992, Petitioner as Executor was given authority to pay $13,800.00 for fees and expenses from March, 1991 through
September, 1992.   By Order dated December 14, 1994, Petitioner as Executor was given authority to pay Trustmark National Bank $9,200.00 for fees and expenses for the period of October, 1992 through May, 1994. The Executor is hereby authorized to disburse to Trustmark National Bank the sum of $1,485.00 which amount is in accordance with an agreement reached between Trustmark

National Bank and Robert M. Hearin, Jr. and Annie Laurie Hearin McRee in final payment for its services rendered.

         13. Brunini, Grantham, Grower & Hewes has rendered legal services to the estate. This Court by Order dated December 12, 1992, granted authority to the Executor to pay the law firm the sum of $6,700.04. By Order dated December 14, 1994, this Court granted authority to the Executor to pay the law firm the sum of $1,912.50. A summary of the firm's services and expenses rendered from' December, 1994 though October, 1995 concerning this matter was presented to the Court. The total of fees and expenses for this period is $407.50 which the Executor has agreed to pay to Brunini, Grantham, Grower & Hewes in full payment for services rendered. The Executor is hereby authorized to disburse $407.50 to the law firm in full satisfaction for its services rendered.

         14. Upon payment of fees, court costs, and administrative expenses and distribution of assets of the estate as provided by the Last Will and Testament of Annie Laurie Swaim Hearin and as set forth in paragraph 11 of this Order, this estate is closed and Trustmark National Bank is discharged as Executor.

                 IT IS THEREFORE, ORDERED, ADJUDGED AND DECREED THAT the Petition of Trustmark National Bank as Executor is received and filed, all accounting and reporting to the Court being waived by all interested parties of the estate and by the Last Will and Testament of the decedent;

         The Court hereby approves the following fees and expenses of administration and authorizes the Executor to make payment of executor's fees of $1,485.00 to Trustmark National Bank and of attorney's fees of $407.50 to the firm of Brunini, Grantham, Grower & Hewes;

         All remaining assets of the estate, including all oil, gas and mineral interests owned by the decedent at her death, are to be distributed, assigned, transferred and conveyed to The Robert M. Hearin Foundation; and any payments or income attributable to said oil, gas and mineral interests shall be made payable directly to The Robert M. Hearin Foundation;

         Upon the payment of fees, expenses and court costs and distribution of all assets of the estate, this estate shall be finally closed and the Executor shall be discharged.

         SO ORDERED, ADJUDGED AND DECREED this the 10th day of January, 1996.


                                                      Signed STUART ROBINSON
                                                      ----------------------
                                                            CHANCELLOR

---------------------------------------
HOLMES S. ADAMS
STATE BAR NO. 1126
BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
1400 Trustmark Building
Post Office Drawer 119
Jackson, MS 39205-0119
Telephone: (601) 948-3101

                                 ATTACHMENT 1


                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.         )*



                          FIRST CAPITAL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock, $5 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  319414 108
                     -----------------------------------
                                (CUSIP Number)


     Mr. Frank R. Day, Chairman of the Board and Chief Executive Officer,
     First Capital Corporation, 248 E. Capitol Street, Jackson, MS  39201
--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                              September 29, 1984
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement /X/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                      (Continued on following pages(s))

                              Page 1 of 5 Pages

                                 SCHEDULE 13D

CUSIP NO.  319414  108                                       PAGE  2 OF 5  PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert M. Hearin
          Social Security # ###-##-####

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /
                                                                        (b) / X/

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

          PF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

           US

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                     126,717

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                              0
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                     126,717

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                              0

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        126,717

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                              5.8%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                                              IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13 D, SEPTEMBER 29, 1984
                       ISSUER: FIRST CAPITAL CORPORATION
                       REPORTING PERSON: ROBERT M. HEARIN

ITEM 1. SECURITY AND ISSUER.

         Title of Class:  Common stock, $5 par value
         Issuer: First Capital Corporation
                 248 East Capitol Street
                 Jackson, Mississippi 39201

ITEM 2. IDENTITY AND BACKGROUND.

         (a)     Name of Reporting Person:

                          Robert M. Hearin

         (b)     Business address:

                 3650 Bay Street
                 Jackson, MS 39205

         (c) Present occupation and employer name, address and principal business:

                          Chairman of the Board and President
                          Yazoo Manufacturing Company
                          3650 Bay Street, Jackson, MS

                          The Company is engaged in the manufacture and sale of
                            lawn mowers and related equipment.

         (d) The reporting person has not, during the last five years, been convicted in a criminal proceeding.

         (e) The reporting person has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)     The reporting person is a U.S. Citizen.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The transactions causing the reporting person to exceed 5% ownership of Issuer's common stock arose from Issuer's merger of its banking subsidiary with two banks in which reporting person owned common stock. The merger, which was effective September 29, 1984, resulted in the reporting person receiving 43,493 shares of Issuer's common stock in exchange for his common stock in the two merged banks.

ITEM 3. CONTINUED.

         Prior to the above described merger, the reporting person owned 83,224 shares of Issuer's common stock which he purchased with personal funds, or acquired by stock dividend, in many investment transactions over more than a 20-year period.

ITEM 4. PURPOSE OF TRANSACTION.

         The reporting person received 43,493 shares of Issuer's common stock as the result of Issuer's merger transaction with two other banks. With respect to the reporting person:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Beneficial ownership September 29, 1984 of reporting person:

             126,717(l) shares (5.82%) with sole voting and dispositive power
                   0    shares (0%) with shared voting and dispositive power.

         Transactions within the past 60 days prior to September 29, 1984 by reporting person:

                 43,493 shares were received September 29, 1984 in a merger transaction in exchange for shares of Merchants and Planters Bank of Hazlehurst, Mississippi and State Guaranty Bank of Magee, Mississippi. In the merger, former shareholders of Merchants and Planters received 12.361 shares of Issuer's common stock in exchange for each share of Merchants and Planters common stock they owned. State Guaranty shareholders received 7.845 shares of Issuer's common stock in exchange for State Guaranty's common stock they owned.

         (1) Shares reported as beneficially owned by Mr. Hearin do not include 123,139 shares (5.65%) of Issuer's common stock owned, with sole voting and dispositive power, by Lamar Life Corporation and its wholly-owned subsidiary. Although Mr. Hearin is a Director and, indirectly, a significant shareholder of Lamar Life Corporation, he does not claim beneficial ownership of Issuer's shares owned by that Company.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6. that have been made by the reporting person.


ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         None.


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  October 5, 1984
                                         ----------------------------------
                                                       Date

                                          /s/ Robert M. Hearin
                                         ----------------------------------
                                                     Signature


                                         ROBERT M. HEARIN, REPORTING PERSON
                                         ----------------------------------
                                                     Name/Title

                                 ATTACHMENT 2

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 1)*



                          FIRST CAPITAL CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock, No par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  319414 108
                     -----------------------------------
                                (CUSIP Number)


     Mr. Frank R. Day, Chairman of the Board and Chief Executive Officer,
First Capital Corporation, 248 East Capitol Street, Jackson, Mississippi 39201,
                              Tel (601) 354-5869
--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                                 May 9, 1989
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

CUSIP NO.  319414   108                                    PAGE  2  OF 13  PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert M. Hearin
          SSAN:  ###-##-####

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

          WC
          PF

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          US

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                      621,186

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                         608,111
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                      621,186

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                         608,111

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,229,297

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               12.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                 IN

--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D, MAY 9, 1989
                       ISSUER: FIRST CAPITAL CORPORATION
                       REPORTING PERSON: ROBERT M. HEARIN

ITEM 1. SECURITY AND ISSUER.

         Title of Class: Common stock, No par value
         Issuer: First Capital Corporation
                 248 East Capitol Street
                 Jackson, Mississippi 39201
         Principal Executive: Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         (a)     Name of Reporting Person:

                          Robert M. Hearin

         (b)     Business Address:

                          711 West Capitol Street
                          Jackson, Mississippi 39203

         (c) Present principal occupation, employer name, address, and principal business:

                          President and Chief Executive Officer
                          Mississippi Valley Gas Company
                          711 West Capitol Street
                          Jackson, Mississippi 39203.

                          The Company is engaged in the distribution and sale of natural gas to the public.

         (d) The reporting person has not, during the last five years, been convicted in a criminal proceeding.

         (e) The reporting person has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)     The reporting person is a U.S. Citizen.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Since the last Schedule 13D filed on the Issuer as of September 29, 1984, the reporting person used his personal funds and the working capital of controlled corporations to purchase an additional 64,283 shares of the Issuer's common stock for $1,523,480.50. None of the purchases were made with borrowed funds. Other securities of Issuer received by the reporting person since the last reporting date were received in exchange for shares of banks merged with Issuer's banking subsidiary.

ITEM 4. PURPOSE OF TRANSACTION.

         The purpose of the purchase transactions reported herein was to acquire Issuer's common stock for investment purposes.

         With respect to the reporting person:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

ITEM 4. CONTINUED.

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         (a) Aggregate number and percentage of securities of Issuer beneficially owned by reporting person as of reporting date:

                          1,229,297 shares; 12.5%

         (b)     Sole voting and dispositive power:

                          621,186 shares; 6.3%

                 Shared voting and dispositive power:

                          608,111(1) shares; 6.2%

                          Voting and dispositive power shared with Board of Directors of Capitol Street Corporation (see Schedule 13D on Capitol Street Corporation filed herewith).

                 (1) In previous 13D reportings, reporting person did not include the 608,111 shares (6.2%) of Issuer's common stock owned by Capitol Street Corporation (formerly Lamar Life Corporation) as reporting person disclaimed beneficial ownership thereof. Reporting person is now President and Chief Executive Officer of Capitol Street Corporation and no longer disclaims beneficial ownership of Issuer's shares owned by that company.

         (c) Transactions within the past 60 days prior to May 9, 1989 by reporting person:

ITEM 5. CONTINUED.

                          12,240 shares of Issuer's stock were purchased through a broker in the over-the-counter market on May 9, 1989 at $22.50 per share for a total purchase price of $275,400.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that have been made by the reporting person.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         None.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    May 19, 1989
                                        ----------------------------------------
                                                        Date

                                                /s/ Robert M. Hearin
                                        ----------------------------------------
                                                      Signature

                                         ROBERT M. HEARIN, REPORTING PERSON
                                        ----------------------------------------
                                                     Name/Title

                                 SCHEDULE 13D

CUSIP NO.   319414   108                                   PAGE  7  OF 13  PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Capitol Street Corporation
             TID #64-0518232

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

             WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

             Mississippi

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                      608,111

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                         none
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                      608,111

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                         none

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            608,111

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               6.2%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

                CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D, MAY 9, 1989
                       ISSUER: FIRST CAPITAL CORPORATION
                  REPORTING PERSON: CAPITOL STREET CORPORATION

ITEM 1. SECURITY AND ISSUER.

         Title of Class: Common stock, No par value
         Issuer: First Capital Corporation
                 248 East Capitol Street
                 Jackson, Mississippi 39201
         Principal Executive: Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         Neither the reporting person nor the persons listed below in answer to this item have been convicted in a criminal proceeding in the past five years. None have been a party to a civil proceeding resulting in judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws. All natural persons are U.S. citizens.

         (A)     Name of Reporting Person:        Capitol Street Corporation
                                                  (formerly named Lamar Life
                                                  Corporation)

                 Place of Organization:           Mississippi

                 Principal Business:              The Company recently sold
                                                  its principal business (Lamar
                                                  Life Insurance Company) and
                                                  is presently in the process
                                                  of redeploying the funds from
                                                  the sale into other operating
                                                  businesses.

                 Address of Principal Office:     711 West Capitol Street
                                                  Jackson, Mississippi 39202

         (B) Natural persons who are directors and executive officers of reporting person:

                 (1)      Charles W. Else
                          P. O. Box 13609
                          Jackson, Mississippi 39236
                          Chairman of the Board, Galaxie Corporation; refiner of crude oil and distributor of petroleum products through subsidiaries

ITEM 2. CONTINUED.

                 (2)      Matthew L. Hollemon, III
                          P. O. Box 3348
                          Jackson, Mississippi 39207
                          Vice President and Director of Reporting Person

                 (3)      W. H. Holman, Jr.
                          P. O. Box 3409
                          Jackson, Mississippi 39207
                          Chairman, Jitney Jungle Stores of America, Inc., retail grocery chain

                 (4)      Dr. J. Harvey Johnston, Jr.
                          304 Watkins Medical Building
                          1421 North State Street
                          Jackson, Mississippi 39202
                          Surgeon

                 (5)      Roger G. McGrath, III
                          P. 0. Box 13609
                          Jackson, Mississippi 39236
                          President and Chief Executive Officer, Galaxie Corporation; refiner of crude oil and distributor of petroleum products through subsidiaries

                 (6)      J. K. Tharpe
                          107 Lamar Life Building
                          315 East Capitol Street
                          Jackson, Mississippi 39201
                          Insurance Agent

                 (7)      Robert M. Hearin
                          711 West Capitol Street
                          Jackson, Mississippi 39202
                          President and Director of Reporting Person

                 (8)      Daisy S. Blackwell
                          711 West Capitol Street
                          Jackson, Mississippi 39202
                          Secretary/Treasurer of Reporting Person

         (C)     Control persons of reporting person:

                 Galaxie Corporation, 5170 Galaxie Drive, Jackson, Mississippi, owns more than 91% of the common stock of the reporting person.

                 Executive officers and directors of Galaxie Corporation are:

ITEM 2. CONTINUED.

                 (1)      Charles W. Else
                          5170 Galaxie Drive, Jackson, Mississippi
                          Chairman and Director of Galaxie Corporation

                 (2)      Roger G. McGrath, III
                          5170 Galaxie Drive, Jackson, Mississippi
                          President, Chief Executive Officer and Director of Galaxie Corporation.

                 (3)      Robert M. Hearin
                          711 West Capitol Street, Jackson, Mississippi Director of Galaxie Corporation

                 (4)      Daisy S. Blackwell
                          711 West Capitol Street, Jackson, Mississippi Secretary and Assistant Treasurer of Galaxie Corporation

                 (5)      James D. Bennett, Jr.
                          5170 Galaxie Drive, Jackson, Mississippi
                          Treasurer and Assistant Secretary of Galaxie
                          Corporation

                 Beneficial owners of 5% or more of the common stock of Galaxie Corporation are as follows:

                 Name               Percentage of Ownership
                 ----               -----------------------
         Charles W. Else            24.99%
         Robert M. Hearin            1.97%  (plus Bay Street)
         Leon Hess                  10.88%  (plus Bay Street)
         Robert M. Hearin, Jr.       5.97%
         Annie Laurie Hearin
           McRee                     5.97%
         Bay Street Corporation      31.5%

         Bay Street Corporation is located at 3650 Bay Street in Jackson, Mississippi, and is in the automotive parts business. Robert M. Hearin, President of the reporting person, and Leon Hess are the beneficial owners of all of the outstanding stock of Bay Street Corporation. Leon Hess is Chairman of the Board of Amerada Hess Corporation, 1185 Avenue of the Americas, New York, New York, an integrated oil company. Charles W. Else, Robert M. Hearin, and Leon Hess may be deemed principal owners and control persons of the common stock of the reporting person owned by Galaxie Corporation. Robert M. Hearin, Jr. resides at 5601 Hurst Street, New Orleans, Louisiana; he is a practicing attorney and is

ITEM 2. CONTINUED.

                 the son of Robert M. Hearin. Annie Laurie Hearin McRee resides at 1611 Devine Street, Jackson, Mississippi; she is a housewife and is the daughter of Robert M. Hearin.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The reporting person used working capital generated from operations in the amount of $116,250.00 to purchase shares of Issuer's securities in the over-the-counter market since its last Schedule 13D filed on the Issuer as of September 29, 1984. None of the purchases were made with borrowed funds. Other securities of Issuer received by the reporting person since the last reporting date were received in exchange for common shares of banks being merged with Issuer's banking subsidiary.

ITEM 4. PURPOSE OF TRANSACTIONS.

         The purpose of purchase transactions reported herein was to acquire Issuer's common stock for investment purposes.

         With respect to the reporting person:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

ITEM 4. CONTINUED.

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         (a)     Beneficial ownership as of May 9, 1989 by persons named in
                 Item 2:

                                Number of Issuer's           Percentage of Issuer's
                                      Shares                         Shares
                                Beneficially Owned             Beneficially Owned
                                ------------------             ------------------
                               Sole           Shared           Sole          Shared
                            Voting And      Voting And      Voting And     Voting And
 Person Named               Disposi-         Disposi-        Disposi-       Disposi-
  In Item 2                 tive Power      tive Power      tive Power     tive Power
  ---------                 ----------      ----------      ----------     ----------
Capitol Street                       (1)
  Corporation                 608,111                           6.2%
Robert M. Hearin              621,186       608,111(1)          6.3%           6.2%
Charles W. Else                30,000                            .3%
Matthew L. Hollemon,
  III                             860                            .0%
W. H. Holman, Jr.                   0                            .0%
Dr. J. Harvey
  Johnston, Jr.                   272                            .0%
Roger G. McGrath, III               0                            .0%
J. K. Tharpe                   11,844                            .1%
James D. Bennett, Jr.               0                            .0%
Daisy S. Blackwell                145                            .0%
Leon Hess                       6,860                            .1%
Robert M. Hearin, Jr.           7,536                            .1%
Annie Laurie Hearin
  McRee                         7,304                            .1%

ITEM 5. CONTINUED.

         (b) Transactions within the past 60 days prior to May 9, 1989 by persons named in Item 2:

                 Robert M. Hearin, through the Mississippi Valley Gas Pension Plan, of which he is beneficial owner, purchased 12,240 shares of Issuer's stock from a broker through the over-the-counter market on May 9, 1984, at a price of $22.50 per share.

         Footnotes to Item 5:

         (1) Common shares of Issuer owned by Capitol Street Corporation are also included in the total shares beneficially owned by Robert M. Hearin. Shared voting and dispositive power is vested in the members of the Board of Directors of Capitol Street Corporation.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that are known to have been made by any persons named in Item 2.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         None.
                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      May 19, 1989
                                        ----------------------------------------
                                                         Date

                                        CAPITOL STREET CORPORATION

                                        By: /s/ Robert M. Hearin
                                           -------------------------------------
                                                       Signature

                                              Robert M. Hearin, President
                                        ----------------------------------------
                                                       Name/Title





                              Page 13 of 13 Pages

                                 ATTACHMENT 3


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)*


                            TRANSMARK CORPORATION
                     (formerly FIRST CAPITAL CORPORATION)
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          Common Stock, No par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 898402-10-2
                            (formerly 319414 108)
                     -----------------------------------
                                (CUSIP Number)



     Mr. Frank R. Day, Chairman of the Board and Chief Executive Officer, Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi 39201,
                           Telephone (601) 354-5869
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)


                                 May 1, 1990
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of 14 Pages

                                 SCHEDULE 13D

CUSIP NO.   898402-10-2                                    PAGE  2  OF 14  PAGES


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Robert M. Hearin
         SSAN:  ###-##-####

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

         WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /


--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

         US

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                     648,976

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                        679,179
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                     648,976

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                        679,179

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,328,155

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.5%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

         IN

--------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D, MAY 1, 1990
                         ISSUER: TRUSTMARK CORPORATION
                       REPORTING PERSON: ROBERT M. HEARIN

ITEM 1. SECURITY AND ISSUER.

         Title of Class: Common stock, No par value
         Issuer: Trustmark Corporation
                 248 East Capitol Street
                 Jackson, Mississippi 39201
         Principal Executive: Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         (a)     Name of Reporting Person:

                      Robert M. Hearin

         (b)     Business Address:

                      711 West Capitol Street
                      Jackson, Mississippi 39203

         (c) Present principal occupation, employer name, address, and principal business:

                      Chairman and Chief Executive officer
                      Mississippi Valley Gas Company
                      711 West Capitol Street
                      Jackson, Mississippi 39203.

                      The Company is engaged in the distribution and sale of natural gas to the public.

         (d) The reporting person has not, during the last five years, been convicted in a criminal proceeding.

         (e) The reporting person has not, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)     The reporting person is a U.S. Citizen.



                               Page 3 of 14 Pages

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Since the last Schedule 13D filed on the Issuer as of May 9, 1989, the reporting person used working capital of controlled corporations to purchase an additional 90,190 shares of the Issuer's common stock for $1,903,560.00. None of the purchases were made with borrowed funds. In addition, subsidiaries of a controlled corporation purchased 8,668 shares of the Issuer's common stock for $224,242.50 in 1987 and 1988, not previously reported. Source of funds was working capital and not borrowed funds.

ITEM 4. PURPOSE OF TRANSACTION.

         The purpose of the purchase transactions reported herein was to acquire Issuer's common stock for investment purposes.

         With respect to the reporting person:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;





                               Page 4 of 14 Pages

ITEM 4. CONTINUED.

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         (a) Aggregate number and percentage of securities of Issuer beneficially owned by reporting person as of reporting date:

                          1,328,155 shares; 13.5%

         (b)     Sole voting and dispositive power:

                          648,976 shares; 6.6%

                 Shared voting and dispositive power:

                          679,179 shares; 6.9%

                          Voting and dispositive power shared with Board of Directors of Capitol Street Corporation (see Schedule 13D on Capitol Street Corporation filed herewith).

         (c) Transactions within the past 60 days prior to May 1, 1990 by reporting person:

                          Reporting person purchased 5000 shares of Issuer's stock through Bay Street Corporation, a controlled corporation, through a broker in the over-the/counter market on April 12, 1990 at $20.00 per share. Capitol Street Corporation purchased Issuer's stock through a broker in the over-the/counter market: 10,000 shares on April 6, 1990 at $20.00 per share and 9000 shares on May 1, 1990 at $19.50 (see Schedule 13D filed herewith).





                               Page 5 of 14 Pages

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that have been made by the reporting person.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         None.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      May 7, 1990
                                      ------------------------------------------
                                                         Date


                                                 /s/ ROBERT M. HEARIN
                                      ------------------------------------------
                                                       Signature

                                          ROBERT M. HEARIN, REPORTING PERSON
                                      ------------------------------------------
                                                      Name/Title



                               Page 6 of 14 Pages

                                 SCHEDULE 13D

CUSIP NO.    898402-10-2                                   PAGE  7  OF 14  PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Capitol Street Corporation
          TID #64-0518232

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

          WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Mississippi

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                      679,179

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                         none
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                      679,179

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                         none

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         679,179

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         6.9%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                           SCHEDULE 13D, MAY 1, 1990
                         ISSUER: TRUSTMARK CORPORATION
                  REPORTING PERSON: CAPITOL STREET CORPORATION

ITEM 1. SECURITY AND ISSUER.

         Title of Class:  Common stock, No par value
         Issuer: Trustmark Corporation
                 248 East Capitol Street
                 Jackson, Mississippi  39201
         Principal Executive: Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         Neither the reporting person nor the persons listed below in answer to this item have been convicted in a criminal proceeding in the past five years. None have been a party to a civil proceeding resulting in judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws. All natural persons are U.S. citizens.

         (A)     Name of Reporting Person:    Capitol Street Corporation
                                              (formerly named Lamar Life
                                              Corporation)
                 Place of Organization:       Mississippi
                 Principal Business:          The Company recently sold its
                                              principal business (Lamar Life
                                              Insurance Company) and is
                                              presently in the process of
                                              redeploying the funds from
                                              the sale into other operating
                                              businesses.

                 Address of Principal Office:   711 West Capitol Street
                                                Jackson, Mississippi 39202

         (B) Natural persons who are directors and executive officers of reporting person:

                 (1)      Charles W. Else
                          P. O. Box 13609
                          Jackson, Mississippi 39236
                          Chairman and Director
                          Chairman of the Board, VGS Corporation; refiner of crude oil and distributor of petroleum products through subsidiaries





                              Page 8 of 14 Pages

ITEM 2. CONTINUED.

         (2)     Matthew L. Hollemon, III
                 P. O. Box 3348
                 Jackson, Mississippi 39207
                 Vice President and Director of Reporting Person

         (3)     W.H. Holman, Jr.
                 P. O. Box 3409
                 Jackson, Mississippi 39207
                 Director
                 Chairman, Jitney Jungle Stores of America, Inc., retail grocery chain

         (4)     Dr. J. Harvey Johnston, Jr.
                 1510 Douglas Drive
                 Jackson, Mississippi 39211
                 Director
                 Retired Surgeon

         (5)     Roger G. McGrath, III
                 P. O. Box 13609
                 Jackson, Mississippi 39236
                 Director
                 President and Chief Executive Officer, VGS
                 Corporation; refiner of crude oil and distributor of petroleum products through subsidiaries

         (6)     J. K. Tharpe
                 107 Lamar Life Building
                 315 East Capitol Street
                 Jackson, Mississippi 39201
                 Director
                 Insurance Agent

         (7)     Robert M. Hearin
                 711 West Capitol Street
                 Jackson, Mississippi 39202
                 President and Director of Reporting Person

         (8)     Daisy S. Blackwell
                 711 West Capitol Street
                 Jackson, Mississippi 39202
                 Secretary of Reporting Person

         (9)     Dan M. Swain, Jr.
                 711 West Capitol Street
                 Jackson, Mississippi 39202
                 Vice President and Treasurer of Reporting Person


                               Page 9 of 14 Pages

ITEM 2. CONTINUED.

        (C)      Control persons of reporting person:

                 Galaxie Corporation, 711 West Capitol Street, Jackson, Mississippi, owns more than 91% of the common stock of the reporting person.

                 Executive officers and directors of Galaxie Corporation are:

                 (1)      Charles W. Else
                          5170 Galaxie Drive, Jackson, Mississippi
                          Chairman and Director of Galaxie Corporation

                 (2)      Edmund R. Butler
                          711 West Capitol Street, Jackson, Mississippi Director of Galaxie Corporation
                          President of Mississippi Valley Gas Company

                 (3)      Robert M. Hearin
                          711 West Capitol Street, Jackson, Mississippi President, CEO, Director of Galaxie Corporation

                 (4)      Daisy S. Blackwell
                          711 West Capitol Street, Jackson, Mississippi Secretary and Assistant Treasurer of Galaxie Corporation

                 (5)      Matthew L. Hollemon, III
                          711 West Capitol Street, Jackson, Mississippi Treasurer, Assistant Secretary, Director of Galaxie Corporation

                 (6)      Dan M. Swain, Jr.
                          711 West Capitol Street, Jackson, Mississippi Vice President of Galaxie Corporation

                 (7)      James B. Campbell
                          415E Industrial Drive, Jackson, Mississippi
                          Director of Galaxie Corporation
                          Chairman and President of MISSCO Corporation





                              Page 10 of 14 Pages

ITEM 2. CONTINUED.

                 Beneficial owners of 5% or more of the common stock of Galaxie Corporation are as follows:


                                Name                  Percentage of Ownership
                                ----                  -----------------------

                            Charles W. Else           26.04%
                            Robert M. Hearin           2.05% (plus Bay Street)
                            Leon Hess                 11.34% (plus Bay Street)
                            Robert M. Hearin, Jr.      6.22%
                            Annie Laurie Hearin
                                McRee                  6.22%
                            Bay Street Corporation    32.82%


                          Bay Street Corporation is located at 3650 Bay Street in Jackson, Mississippi, and is in the automotive parts business. Robert M. Hearin, President of the reporting person, and Leon Hess are the beneficial owners of all of the outstanding stock of Bay Street Corporation. Leon Hess is Chairman of the Board of Amerada Hess Corporation, 1185 Avenue of the Americas, New York, New York, an integrated oil company. Charles W. Else, Robert M. Hearin, and
                          Leon Hess may be deemed principal owners and control persons of the common stock of the reporting person owned by Galaxie Corporation. Robert M. Hearin,
                          Jr. resides at 5601 Hurst Street, New Orleans, Louisiana; he is a practicing attorney and is the son of Robert M. Hearin. Annie Laurie Hearin McRee resides at 1611 Devine Street, Jackson, Mississippi; she is a housewife and is the daughter of Robert M. Hearin.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

                 The reporting person used working capital generated from operations in the amount of $1,293,050.00 to purchase shares of Issuer's securities in the over-the-counter market since its last Schedule 13D filed on the Issuer as of May 9, 1989. None of the purchases were made with borrowed funds. Subsidiaries of Reporting Person purchased 8,668 shares of Issuer's stock in 1987 and 1988 for $224,242.50. Purchases not previously reported; made from working capital, not with borrowed funds.

ITEM 4. PURPOSE OF TRANSACTIONS.

                 The purpose of purchase transactions reported herein was to acquire Issuer's common stock for investment purposes.





                              Page 11 of 14 Pages

ITEM 4. CONTINUED.

With respect to the reporting person:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.


                              Page 12 of 14 Pages

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a),(b)  Beneficial ownership as of May 1, 1990 by persons named in Item 2:

                                 Number of Issuer's             Percentage of Issuer's
                                       Shares                          Shares
                                 Beneficially Owned              Beneficially Owned
                               ------------------------         ----------------------
                                  Sole       Shared                Sole       Shared
                               Voting And  Voting And           Voting And  Voting And
Person Named                    Disposi-    Disposi-             Disposi-    Disposi-
 In Item 2                      tive Power  tive Power           tive Power  tive Power
----------                     -----------  -----------         ------------ ---------
Capitol Street
    Corporation                 679,179(l)(3)                     6.9%
Bay Street Corporation           41,000(2)(3)                      .4%
Galaxie Corporation                   0(3)                          0%
Robert  M.  Hearin              648,976(2)     679,179(l)         6.6%           6.9%
Charles  W.  Else                30,000                            .3%
Matthew L. Hollemon,
    III                             860                            .0%
W. H.  Holman,  Jr.                   0                            .0%
Dr. J. Harvey
    Johnston,Jr.                    272                            .0%
Roger G.  McGrath, III                0                            .0%
J. K. Tharpe                     11,844                            .1%
Dan  M.  Swain,  Jr.                  0                            .0%
Daisy S. Blackwell                3,434                            .0%
Leon Hess                         6,860                            .1%
Robert M. Hearin, Jr.             7,536                            .1%
Annie Laurie Hearin
    McRee                         7,304                            .1%
Edmund  R.  Butler                    0                            .0%
James B. Campbell                 8,200          1,580(4)          .1%            .0%

           (1) Common shares of Issuer owned by Capitol Street Corporation are also included in the total shares beneficially owned by Robert M. Hearin. Shared voting and dispositive power is vested in the members of the Board of Directors of Capitol Street Corporation.

           (2) Common shares of Issuer owned by Bay Street Corporation are also included in the total shares beneficially owned by Robert
                 M. Hearin with sole voting and dispositive power.

           (3) Indirect ownership of Issuer's common shares included in Capitol Street Corporation report.

           (4)   Shared with board of MISSCO Corp. ESOP.

                              Page 13 of 14 Pages

           ITEM 5. CONTINUED.

           (c) Transactions within the past 60 days prior to May 1, 1990 by persons named in Item 2:

                 Reporting Person purchased Issuer's stock from a broker in the over-the-counter market: 10,000 shares on April 6, 1990 at $20.00 per share; 9000 shares May 1, 1990 at $19.50 per share. Bay Street Corporation, controlled by Robert M. Hearin, purchased 5000 shares of Issuer's stock on April 12, 1990 from a broker in the over-the-counter market at $20.00 per share.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
        WITH RESPECT TO SECURITIES OF THE ISSUER.

           There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this
           Item 6 that are known to have been made by any persons named in Item
           2.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

           None.

                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief,, I certify that the information set forth in this statement is true, complete and correct.

                                                       May 7, 1990
                                             -------------------------------
                                                           Date

                                             CAPITOL STREET CORPORATION


                                             By:  /s/ ROBERT M. HEARIN
                                                ----------------------------
                                                         Signature


                                                Robert M. Hearin, President
                                             -------------------------------
                                                         Name/Title



                              Page 14 of 14 Pages

                                 ATTACHMENT 4


                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 SCHEDULE 13D


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 3)*



                            TRUSTMARK CORPORATION
--------------------------------------------------------------------------------
                               (Name of Issuer)


                          COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 898402-10-2
                     -----------------------------------
                                (CUSIP Number)


Mr. Frank R. Day, Chairman of the Board and Chief Executive Officer, Trustmark Corporation, 248 East Capitol St., Jackson, Mississippi 39201, Tel. 601/354-5869
--------------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)


                               December 7, 1990
                     -----------------------------------
           (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       (Coninued on following page(s))

                              Page 1 of 15 Pages

                                 SCHEDULE 13D

CUSIP NO.   898402-10-2                                    PAGE  2  OF 15  PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert M. Hearin, Jr., Mattherw L. Holleman, III, Daisy S. Blackwell and
      E. E. Laird, Jr., Co-Executors of the Estate of Robert M. Hearin, deceased

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / X/
                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

                  N/A

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

                   US

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                       678,712

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                          689,179
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                       678,712

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                          689,179

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,368,179

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             13.9

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

             OO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        SCHEDULE 13D, DECEMBER 17, 1990
                         ISSUER:  TRUSTMARK CORPORATION
           REPORTING PERSONS: ROBERT M. HEARIN, JR.,  MATTHEW  L.
           HOLLEMAN, III, DAISY S. BLACKWELL, AND E. E. LAIRD, JR.,
                CO-EXECUTORS OF THE ESTATE OF ROBERT M. HEARIN


ITEM 1.  SECURITY AND ISSUER.
-----------------------------

        Title of Class: Common stock, No par value
        Issuer:  Trustmark Corporation
                 248 East Capitol Street
                 Jackson, Mississippi 39201
        Principal Executive: Frank R. Day


ITEM 2.  IDENTITY AND BACKGROUND.
---------------------------------

         (a)      Name of Reporting Persons:

                       Robert M. Hearin, Jr., Matthew L. Holleman, III,
                       Daisy S. Blackwell, and E. E. Laird, Jr.,
                       Co-Executors of the Estate of Robert M. Hearin, deceased.

         (b)      Business Address:

                       711 West Capitol Street
                       Jackson, Mississippi 39203

         (c) Present principal occupation, employer name, address, and principal business:

                       Robert M. Hearin, Jr.
                            Lawyer
                            Robert M. Hearin, Jr.
                            Attorney-at-Law
                            830 Union Street, 3rd Floor
                            New Orleans, Louisiana 70112

                       Matthew L. Holleman, III
                            Officer (Vice President)
                            Capitol Street Corporation
                            P. O. Box 3348
                            Jackson, Mississippi 39207
                            Holding Company





                              Page 3 of  15  Pages

ITEM 2. CONTINUED.

                        Daisy S. Blackwell
                            Officer (Secretary)
                            Capitol Street Corporation
                            P. O. Box 3348
                            Jackson, Mississippi 39207
                            Holding Company

                        E. E. Laird, Jr.
                            Lawyer
                            Laird & Laird, Attorneys-at-Law
                            1675 Lakeland Drive, Suite 307
                            Jackson, Mississippi 39216

         (d) None of the reporting persons have, during the last five years, been convicted in a criminal proceeding.

         (e) None of the reporting persons have, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f)     All of the reporting persons are U.S. citizens.


ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Since the last Schedule 13D filed on the Issuer as of May 1, 1990, Robert M. Hearin used working capital of controlled corporations to purchase an additional 29,736 shares of the Issuer's common stock for $336,149.00. None of the purchases were made with borrowed funds.

ITEM 4. PURPOSE OF TRANSACTION.

         The purpose of this filing is to report the change in the beneficial ownership of the shares of issuer as a result of the death of Robert
         M. Hearin on November 28, 1990; qualification of Executors on December 7, 1990; and to report purchases of additional shares.





                              Page 4 of 15 Pages

ITEM 4. CONTINUED.

         With respect to the reporting persons:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of Issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger,, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.





                              Page 5 of 15 Pages

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Aggregate number and percentage of securities of Issuer beneficially owned by reporting persons as a group as of reporting date:

                            1,368,891 shares; 13.9%

         (b)      Sole voting and dispositive power:

                             678,712 shares;  6.9%

                 Shared voting and dispositive power:

                             689,179 shares;  7.0%

                          Voting and dispositive power shared with Board of Directors of Capitol Street Corporation (see Schedule 13D on Capitol Street Corporation filed herewith).

         (c) Transactions within the past 60 days prior to December 7, 1990 by Robert M. Hearin, deceased, prior to his death:

                          Robert M. Hearin, deceased, purchased shares of Issuer's stock through Mississippi Valley Gas Retirement Plan, a controlled corporation, through a broker in the over-the-counter market on October 16, 1990 at $17.20 per share and on November 1, 1990 at $17.50 per share.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that have been made by the reporting person.


ITEM  7.  MATERIAL TO BE FILED AS EXHIBITS.

         Copy of Letters Testamentary attached as Exhibit "A."

         Power of Attorney of Robert M. Hearin, Jr. to E. E. Laird, Jr. attached as Exhibit "B."





                              Page 6 of 15 Pages

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                                     December 17, 1990
                                         --------------------------------------
                                                           Date


                                     ESTATE OF ROBERT M. HEARIN, DECEASED

                                         /s/ ROBERT M. HEARIN, JR.
                                     By: by E. E. LAIRD, JR. ATTORNEY-IN-FACT
                                         --------------------------------------
                                         ROBERT M. HEARIN, JR., CO-EXECUTOR

                                     By: /s/ MATTHEW HOLLEMAN
                                         --------------------------------------
                                         MATTHEW L.HOLLEMAN, III, CO-EXECUTOR

                                     By: /s/ DAISY S. BLACKWELL
                                         --------------------------------------
                                         DAISY S. BLACKWELL, CO-EXECUTOR

                                     By: /s/ E. E. LAIRD, JR.
                                         --------------------------------------
                                         E. E. LAIRD, JR., CO-EXECUTOR





                              Page 7 of 15 Pages

                                 SCHEDULE 13D

CUSIP NO. 898402-10-2                                      PAGE 8 OF 15 PAGES



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Capitol Street Corporation
         TID #64-0518232

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) /  /

                                                                        (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS*

         WC

--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)                                                    /  /



--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Mississippi

--------------------------------------------------------------------------------
                               7     SOLE VOTING POWER

          NUMBER OF                      689,179

           SHARES              -------------------------------------------------
                               8     SHARED VOTING POWER
        BENEFICIALLY
                                         none
          OWNED BY
                               ------------------------------------------------
            EACH               9     SOLE DISPOSITIVE POWER

          REPORTING                      689,179

           PERSON              ------------------------------------------------
                               10    SHARED DISPOSITIVE POWER
            WITH
                                         none

-------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         689,179

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                              /  /



--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.0%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------



                     *SEE INSTRUCTION BEFORE FILLING OUT!

                        SCHEDULE 13D, DECEMBER 17, 1990
                         ISSUER: TRUSTMARK CORPORATION
                  REPORTING PERSON: CAPITOL STREET CORPORATION

ITEM 1. SECURITY AND ISSUER.

         Title of Class: Common stock, No par value
         Issuer: Trustmark Corporation
                 248 East Capitol Street
                 Jackson, Mississippi 39201
         Principal Executive: Frank R. Day

ITEM 2. IDENTITY AND BACKGROUND.

         Neither the reporting person nor the persons listed below in answer to this item have been convicted in a criminal proceeding in the past five years. None have been a party to a civil proceeding resulting in judgment, decree or final order enjoining future violations of or prohibiting or mandating activities subject to federal or state securities laws or finding any violations with respect to such laws. All natural persons are U.S. citizens.

         (A)     Name of Reporting Person:        Capitol Street Corporation
                                                  (formerly named Lamar Life
                                                  Corporation)

                 Place of Organization:           Mississippi

                 Principal Business:              The Company recently sold
                                                  its principal business (Lamar
                                                  Life Insurance Company) and
                                                  is presently in the process
                                                  of redeploying the funds from
                                                  the sale into other operating
                                                  businesses.

                 Address of Principal Office:     711 West Capitol Street
                                                  Jackson, Mississippi 39202

         (B) Natural persons who are directors and executive officers of reporting person:

                 (1)      Charles W. Else
                          P. O. Box 13609
                          Jackson, Mississippi 39236
                          Chairman and Director of Reporting Person
                          Chairman of the Board, VGS Corporation; refiner of crude oil and distributor of petroleum products through subsidiaries





                             Page 9 of 15 Pages

ITEM 2. CONTINUED.

         (2)     Matthew L. Holleman, III
                 P. O. Box 3348
                 Jackson, Mississippi 39207
                 Vice President and Director of Reporting Person

         (3)     W. H. Holman, Jr.
                 P. O. Box 3409
                 Jackson, Mississippi 39207
                 Director of Reporting Person
                 Chairman, Jitney Jungle Stores of America, Inc., retail grocery chain

         (4)     Dr. J. Harvey Johnston, Jr.
                 1510 Douglas Drive
                 Jackson, Mississippi 39211
                 Director of Reporting Person
                 Retired Surgeon

         (5)     Roger G. McGrath, III
                 P. O. Box 13609
                 Jackson, Mississippi 39236
                 Director of Reporting Person
                 President and Chief Executive Officer, VGS
                 Corporation; refiner of crude oil and distributor of petroleum products through subsidiaries

         (6)     J. K. Tharpe
                 107 Lamar Life Building
                 315 East Capitol Street
                 Jackson, Mississippi 39201
                 Director of Reporting Person
                 Insurance Agent

         (7)     Daisy S. Blackwell
                 711 West Capitol Street
                 Jackson, Mississippi 39202
                 Secretary of Reporting Person

         (8)     Dan M. Swain, Jr.
                 711 West Capitol Street
                 Jackson, Mississippi 39202
                 Vice President and Treasurer of Reporting Person

(C)      Control persons of reporting person:

         Galaxie Corporation, 711 West Capitol Street, Jackson, Mississippi, owns more than 91% of the common stock of the reporting person.





                             Page 10 of 15 Pages

ITEM 2. CONTINUED.

                 Executive officers and directors of Galaxie Corporation are:

                 (1)      Charles W. Else
                          5170 Galaxie Drive, Jackson, Mississippi
                          Chairman and Director of Galaxie Corporation

                 (2)      Edmund R. Butler
                          711 West Capitol Street, Jackson, Mississippi Director of Galaxie Corporation
                          President of Mississippi Valley Gas Company

                 (3)      Daisy S. Blackwell
                          711 West Capitol Street, Jackson, Mississippi Secretary and Assistant Treasurer of Galaxie Corporation

                 (4)      Matthew L. Holleman, III
                          711 West Capitol Street, Jackson Mississippi
                          Treasurer, Assistant Secretary, Director of Galaxie Corporation

                 (5)      Dan M. Swain, Jr.
                          711 West Capitol Street, Jackson, Mississippi Vice President of Galaxie Corporation

                 (6)      James B. Campbell
                          415 E Industrial Drive, Jackson, Mississippi
                          Director of Galaxie Corporation
                          Chairman and President of MISSCO Corporation

                 Beneficial owners of 5% or more of the common stock of Galaxie Corporation are as follows:

               Name                          Percentage of ownership
               ----                          -----------------------
         Charles W. Else                     26.04%
         Estate of Robert M.
           Hearin, deceased                   2.05%  (plus Bay Street)
         Leon Hess                           11.34%  (plus Bay Street)
         Robert M. Hearin, Jr.                6.22%
         Annie Laurie Hearin
           McRee                              6.22%
         Bay Street Corporation              32.82%





                                  Page 11 of 15 Pages

ITEM 2. CONTINUED.

                 Bay Street Corporation is located at 3650 Bay Street in Jackson, Mississippi, and is in the automotive parts business. Estate of Robert M. Hearin, deceased, and Leon Hess are the beneficial owners of all of the outstanding stock of Bay Street Corporation. Leon Hess is Chairman of the Board of Amerada Hess corporation, 1185 Avenue of the Americas, New York, New York, an integrated oil company. Charles W. Else, Estate of Robert M. Hearin, deceased, and Leon Hess may be deemed principal owners and control persons of the common stock of the reporting person owned by Galaxie Corporation. Robert M. Hearin, Jr. resides at 5601 Hurst Street, New Orleans, Louisiana; he is a practicing attorney and is the son of Robert M. Hearin. Annie Laurie Hearin McRee resides at 1611 Devine Street, Jackson, Mississippi; she is a housewife and is the daughter of Robert M. Hearin. The Co-Executors of the Estate of Robert M. Hearin are Robert M. Hearin, Jr., Matthew
                 L. Holleman, III, Daisy S. Blackwell, and E. E. Laird, Jr. (see Schedule 13D for Estate of Robert M. Hearin filed herewith).

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The reporting person used working capital generated from operations in the amount of $190,000.00 to purchase 10,000 shares of Issuer's securities in the over-the-counter market since its last Schedule 13D filed on the Issuer as of May 1, 1990. None of the purchases were made with borrowed funds.

ITEM 4. PURPOSE OF TRANSACTIONS.

         The purpose of purchase transactions reported herein was to acquire Issuer's common stock for investment purposes.

         With respect to the reporting person:

         (a) no additional acquisition of Issuer's securities is presently contemplated nor is any disposition of Issuer's securities anticipated; however, additional shares of issuer's securities may be acquired in the future and/or a disposition of Issuer's shares owned by the reporting person may occur at some future date;

         (b) no extraordinary corporate transaction, merger, reorganization, or liquidation involving the Issuer or any of its subsidiaries is presently contemplated;





                                  Page 12 of 15 Pages

ITEM 4. CONTINUED.

         (c) no sale or transfer of a material amount of the assets of the Issuer or its subsidiaries is presently contemplated;

         (d) there are no plans to propose a change in the present Board of Directors or Management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

         (e) there are no plans to materially change the capitalization or dividend policy of the Issuer;

         (f) there are no plans to make or propose any other material change in the Issuer's business or corporate structure;

         (g) there are no plans to change Issuer's By-laws or take any action which may impede the acquisition of control of the Issuer by any person;

         (h) there are no plans to cause any class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

         (i) there are no plans to make a class of equity securities of the Issuer become eligible for termination of registration pursuant to Section 12 (g)(4) of the Act; and

         (j) there are no plans or acts contemplated which are similar to those enumerated above.


                                 -END OF PAGE-





                             Page 13 of 15 Pages

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a),(b)  Beneficial ownership as of December 17, 1990 by persons named in
         Item 2:

                                     Number of Issuer's            Percentage of Issuer's
                                           Shares                          Shares
                                     Beneficially Owned              Beneficially Owned
                                     ------------------              ------------------
                                   Sole          Shared           Sole             Shared
                                Voting And     Voting And      Voting And        Voting And
 Person Named                    Disposi-       Disposi-        Disposi-          Disposi-
  In Item 2                     tive Power     tive Power      tive Power        tive Power
  ---------                     ----------     ----------      ----------        ----------
Capitol Street                    689,179(1)(3)
  Corporation                                                      7.0%
Bay Street Corporation             45,500(2)(3)                     .5%
Galaxie Corporation                     0(3)                        .0%
Estate of Robert M.
  Hearin, deceased                678,712(2)    689,179(1)         6.9%              7.0%
Charles W. Else                    30,000                           .3%
Matthew L. Holleman,
  III                                 884                           .0%
W. H. Holman, Jr.                       0                           .0%
Dr. J. Harvey
  Johnston, Jr.                       272                           .0%
Roger G. McGrath, III                   0                           .0%
J. K. Tharpe                       11,844                           .1%
Dan M. Swain, Jr.                       0                           .0%
Daisy S. Blackwell                  3,434                           .0%
Leon Hess                           6,860                           .1%
Robert M. Hearin, Jr.               7,536                           .1%
Annie Laurie Hearin
  McRee                             7,304                           .1%
Edmund R. Butler                        0                           .0%
James B. Campbell                   8,200         1,580(4)          .1%               .0%
E. E. Laird, Jr.                   11,683                           .1%

         (1) Common shares of Issuer owned by Capitol Street Corporation are also included in the total shares beneficially owned by Estate of Robert M. Hearin, deceased. Shared voting and dispositive power is vested in the members of the Board of Directors of Capitol Street Corporation.

         (2) Common shares of Issuer owned by Bay Street Corporation are also included in the total shares beneficially owned by Estate of Robert M. Hearin, deceased, with sole voting and dispositive power.

         (3) Indirect ownership of Issuer's common shares included in Capitol Street Corporation report.

         (4)     Shared with board of MISSCO Corp. ESOP.





                              Page 14 of 15 Pages

ITEM 5. CONTINUED.

         (c) Transactions within the past 60 days prior to December 7, 1990 by persons named in Item 2:

                 None.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         There are no understandings, contracts, arrangements or relationships of the types described in the instructions to this Item 6 that are known to have been made by any persons named in Item 2.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         None.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   December 17, 1990
                                        ----------------------------------------
                                                          Date


                                        CAPITOL STREET CORPORATION


                                        By: /s/ MATTHEW L. HOLLEMAN
                                           -------------------------------------
                                                       Signature


                                        Matthew L. Holleman, III, Vice President
                                        ----------------------------------------
                                                       Name/Title





                                  Page 15 of 15 Pages

                                                        [SEAL]
                                              PETE McGEE, Chancery Clerk
                                              By /s/ JOAN SALTER      D.C.
                                                ----------------------

                              LETTERS TESTAMENTARY


STATE OF MISSISSIPPI                                             P 9294
HINDS COUNTY                                                     R/1


TO ALL WHOM THESE PRESENTS SHALL COME - GREETINGS:

         WHEREAS, Robert M. Hearin late of said County, Deceased, had whilst he lived, at the time of his death, divers goods, rights and credits within the County and State aforesaid, and did make and publish his last Will and Testament, and thereby constituted and appointed the said Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell and E. E. Laird, Jr. executors thereof; and whereas, also, the said Will and Testament has been admitted to Probate in our said Court, and the said Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell and E. E. Laird, Jr. has taken oath as required by law: Bond waived

         WE DO THEREFORE HEREBY GRANT unto the said Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell and E. E. Laird, Jr. these our Letters Testamentary authorizing and empowering the said Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwwell and E. E. Laird, Jr. to make inventory of the estate of said testat or and return the same into our said Court as by law required; to pay first the debts of said testator, and then the legacies contained in said Will so far as the goods, chattels and credits will extend and the law shall charge the said Robert M. Hearin Jr., Matthew L. Holleman III, Daisy S. Blackwell and E. E. Laird, Jr. to execute and perform the said last Will and Testament according to the true intent and meaning thereof; and lastly to render a just and true account of their actions and doings herein, when thereto required by this Court.

         WITNESS, HONORABLE Stuart Robinson Judge of the Chancery Court of the County of Hinds, on the 7th day of December, in the year of our Lord, one thousand nine hundred and ninety, the seal of said Court hereunto affixed:
     Issued the 7th day of December 1990.

[SEAL]                                                Pete McGee, Chancery Clerk
                                                      By:  /s/ JOAN SALTER, D.C.
                                                         -----------------------

--------------------------------------------------------------------------------

     I, Pete McGee, Clerk of the Chancery Court for the County of Hinds, and State of Mississippi, certify that the above is a true copy of the Letters Testamentary upon the estate of Robert M. Hearin, Deceased, granted and issued to Robert M. Hearin, Jr., Matthew L. Holleman, III, Daisy S. Blackwell and E.E. Laird, Jr. Executors on the 7th day of December, 1990, as the same appears on file and of record in my office, in Jackson, in said County and State.
     Given under my hand and seal of said Court, at Jackson, in said County and State, this 21st day of December, 1990.

[SEAL]                                                Pete McGee, Chancery Clerk
                                                      By:  /s/ JOAN SALTER, D.C.
                                                         -----------------------

                               POWER OF ATTORNEY

STATE OF LOUISIANA

PARISH OF ORLEANS

         I, ROBERT M. HEARIN, JR., do hereby name and appoint E. E. Laird, Jr., as my attorney-in-fact to execute and endorse my name on Securities and Exchange Commission Schedule 13-D relative to the late Robert M. Hearin, Sr.'s holdings in the TrustMark Corporation to be mailed on or before December 17, 1990.

                                        /s/ ROBERT M. HEARIN, JR.
                                        -----------------------------------
                                        ROBERT M. HEARIN, JR.



SWORN TO AND SUBSCRIBED

BEFORE ME, this 14th day

of December  , 1990.

/s/ BYRON M. UNKAUF
-----------------------------------
NOTARY PUBLIC

            BYRON M. UNKAUF
Notary Public, Parish of Orleans, State of La.
     My Commission is issued for life.





                                  EXHIBIT "B"